EXCHANGE AGENCY AGREEMENT


The Bank of New York
101 Barclay Street-12W
New York, New York  10286

Attention:  Corporate Trust Administration

Dear Sirs:

          K-III Communications Corporation (the "Company"), a Delaware corporation, proposes to offer to exchange (i) (the "Notes Exchange Offer") up to $300,000,000 in aggregate principal amount of a new series of its 8 1/2% Senior Notes due 2006 (the "New Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for $300,000,000 in aggregate principal amount of its 8 1/2% Senior Notes due 2006 (the
"Old Notes") and (ii) (the "Preferred Stock Exchange Offer" and together with the Notes Exchange Offer, the "Exchange Offers") one share of its $10.00 Series D Exchangeable Preferred Stock, par value $.01 per share, liquidation preference $100.00 per share (the "New Preferred Stock"), which will have been registered under the Securities Act, for each outstanding share of its $10.00 Series C Exchangeable Preferred Stock, par value $.01 per share, liquidation preference $100.00 per share (the "Old Preferred Stock") of which 2,000,000 shares are outstanding.

          The Exchange Offers will commence on ______, 1996 and will expire at 5:00 p.m., New York City time, on ______, 1996, unless the Company extends the offers by notice to you.

          1.   Appointment as Exchange Agent.  Subject to your acceptance
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hereof, the Company appoints you as the Exchange Agent for the purposes and upon the terms and conditions set forth herein. In this connection, the Company has enclosed the Exchange Documents (as defined below) and certified copies of resolutions of the Company's Board of Directors approving the Exchange Offers and authorizing the officers of the Company to enter into this Agreement and to carry out the transactions contemplated by the Exchange Offers.






























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          2.   Compensation.  The Company hereby agrees to pay you a fee for
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your services hereunder as previously agreed to with you.

          3.   Receipt of Tenders.  You shall receive all tenders of the Old
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Notes and the Old Preferred Stock and determine whether each such tender has been made in accordance with the procedures set forth in the Prospectus relating to the Exchange Offers dated ______, 199_ (the "Prospectus") and the applicable Letter of Transmittal described therein (the "Letter of Transmittal"), subject to the right of the Company to determine the validity of any tender, as described in the Prospectus.

          You shall segregate all tenders which are in accordance with the procedures set forth in the Prospectus and the applicable Letter of Transmittal from those which are not ("Defective Deposits"). Upon consultation with the Company or its representatives, you shall use your best efforts to cause holders who effected any Defective Deposit to cure such Defective Deposit.

          You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the date the Exchange Offers expire pending further instructions from an officer of the Company.

          4.   Exchange Documents.  At the request of the Company you shall
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furnish copies of any or all of the Prospectus, the applicable Letter of
Transmittal and the applicable Notice of Guaranteed Delivery (collectively, the "Exchange Documents") promptly to any person designated in such request. All mailings under this Section shall be by first class mail, postage prepaid, unless otherwise specified in such request. The Company will furnish you with such additional copies of the Exchange Documents as you may request to fulfill your obligations under this Section.

          5.   Notification of Changes in the Exchange Offers.  At the request
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of the Company, you shall notify tendering holders of the Old Notes and the Old
Preferred Stock in the event of any rescission or modification of the Exchange Offers. In the event of any such rescission, you will return all tendered Old Notes and Old Preferred Stock to the persons entitled thereto, at the request of the Company.
































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          6.   Delivery of New Notes or New Preferred Stock.  As soon as
               --------------------------------------------
practicable after ______, 1996 and after each period of extension of the Exchange Offers, you shall complete and countersign the certificates for New Notes or New Preferred Stock to which holders who have tendered their New Notes or New Preferred Stock are entitled, and deliver the New Notes or the New Preferred Stock in the manner requested in the applicable Letter of Transmittal relating to a valid tender, but only upon receipt by you of oral or written notice from Ann M. Riposanu of the Company of acceptance by the Company of such Old Notes or Old Preferred Stock for exchange. The New Notes or New Preferred Stock shall be registered as set forth in the applicable Letter of Transmittal and delivered to the address specified in each such Letter of Transmittal.

          You shall have no obligation to deliver any certificates for New Notes or New Preferred Stock unless the Company has ordered you as Registrar and Transfer Agent for the New Notes or New Preferred Stock, to countersign such New Notes or New Preferred Stock certificates and you have received New Notes or New Preferred Stock certificates sufficient to make deliveries thereof.

          7.   Return of Old Notes or Old Preferred Stock.  Subject to Section
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3, you shall return, in accordance with the applicable Letter of Transmittal, any Old Notes or Old Preferred Stock not validly tendered.

          8.   Limited Liability of Exchange Agent.  As Exchange Agent you:
               -----------------------------------

          (a) shall have no duties or obligations other than those specifically set forth herein;

          (b) will not be required to and will make no representations and have no responsibilities as to the validity, sufficiency, value or genuineness of (i) any Old Notes or Old Preferred Stock, any Exchange Documents deposited with you, or any New Notes or New Preferred Stock delivered by you pursuant to the Exchange Offers or (ii) any signatures or endorsements, other than your own;

          (c) shall not be obligated to take any action hereunder that might in your judgment involve any expense or liability unless you have been furnished with reasonable indemnity;































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          (d)  shall not be liable for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, in connection with this Agreement or your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on, and shall be protected in acting on, any certificate, instrument, opinion, notice, letter, telegram or other document, or any security, delivered to you and reasonably believed by you to be genuine and to have been signed by a proper party or parties;

          (e) may rely on, and shall be protected in acting on, the written or oral instructions, with respect to any matter relating to your duties as Exchange Agent, of any officer of the Company; and

          (f) may consult counsel satisfactory to you (including counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel.

          9.   Indemnification of Exchange Agent.  The Company agrees to
               ---------------------------------
reimburse you for, to indemnify you against and hold you harmless from all liability, cost or expense (including reasonable counsel fees and expenses) that may be paid, incurred or suffered by you or to which you may become subject without negligence, wilful misconduct or bad faith on your part, arising out of or in connection with this Agreement.

          10.  Notices.  Except as otherwise expressly provided herein, all
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notices and other communications hereunder shall be in writing, shall be delivered by hand or first class mail, postage prepaid, shall be deemed given when received and shall be sent to the addresses listed below or to such other addresses as the addressee shall designate from time to time by notice:

                    Company:  K-III Communications Corporation
                              745 Fifth Avenue

































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                                                                          5
                              New York, New York  10151
                              Attention:  Ann M. Riposanu
                    Exchange  The Bank of New York
                    Agent:    101 Barclay Street-12W
                              New York, New York  10286
                              Attention:  Corporate Trust Administration

            11.  Amendment, Modification.  This Agreement may not
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  be modified, amended or supplemented without an express written agreement executed by the parties hereto.

            12.  Governing Law; Benefit of Agreement.  This
                 -----------------------------------
  Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement shall inure solely to the benefit of, and the obligations created hereby shall be binding upon, the successors of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

            If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this letter to the Company.

                                Very truly yours,


                                K-III COMMUNICATIONS CORPORATION


                                By
                                  ---------------------------------
                                  Title:


  Agreed to this __th day of
  ____, 1996

  THE BANK OF NEW YORK


  By
    ----------------------------
    Title: